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Exhibit 10.1

STOCK PURCHASE AGREEMENT

        This Stock Purchase Agreement is entered into as of the 2nd day of August, 2002 by and among JKC Group,  Inc., a New York corporation (the "Company"), JKC Alberta Ltd., an Alberta corporation ("Exchangeco"), and Zi Corporation, an Alberta corporation ("Zi").

        The parties organized Exchangeco as a wholly owned subsidiary of the Company and wish to effect, through Exchangeco, the Company's acquisition of MagicVision Media Inc., an Ontario corporation ("MagicVision"), its 100% interest in Magic Lantern Communications Ltd., a Canadian corporation ("Lantern"), and Lantern's 100% interest in TutorBuddy Inc., a Canadian corporation ("TutorBuddy"), and 75% interest in Sonoptic Technologies, Inc., a Canadian corporation ("Sonoptic"), through the purchase of all the issued and outstanding capital stock of MagicVision from Zi on the terms and conditions set forth below. Accordingly, in consideration of the covenants, representations and warranties set forth herein, the parties, intending to be legally bound, agree as follows:

1. Definitions and Construction.

        1.1    Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

          "Accounting Referee" has the meaning set forth in Section 2.6(b).

          "Adjudication" has the meaning set forth in Section 11.5.

          "Affiliate" has the meaning set forth in Rule 405 under the Securities Act.

          "Agreement" means this Stock Purchase Agreement, including the Schedules and Exhibits, as amended from time to time.

          "AOG Agreement" means the Stock Purchase Agreement dated as of August 23, 2001 between the Company and Alpha Omega Group, Inc.

          "Applicable Law" means, with respect to a referenced Person, any legislation, regulation, rule or procedure passed, adopted, implemented or amended by any Governmental Entity, or any notice of a decision, finding or action by any Governmental Entity, in each case to the extent it has become effective, binding on the referenced Person, its assets or operations or applicable to the subject matter or its performance of this Agreement, from and after the date compliance therewith is mandated by the terms thereof.

          "Board" means the board of directors of a referenced Person.

          "Board Augmentation" has the meaning set forth in Section 9.6.

          "Business Day" means a day other than Saturday, Sunday, or any other day on which banks located in the State of New York or the Province of Alberta are authorized or obligated to close.

          "Bylaws" means the bylaws or comparable organizational instrument of a referenced Person, as amended and in effect on the date hereof.

          "Capital Shares" means the authorized shares of capital stock of a referenced Person having the right to participate in the distribution of earnings and assets of that Person.

          "Cash Balance Test" has the meaning set forth in Section 2.4(b).

          "Charter" means certificate or articles of incorporation or comparable organizational instrument of a referenced Person, as amended and in effect on the date hereof.

          "Closing," "Closing Date" and "Closing Notice" have the respective meanings set forth in Section 2.1.

          "Closing Balance Sheet" has the meaning set forth in Section 10.3.

          "Code" means the United States Internal Revenue Code of 1986, as amended.

          "Company" means JKC Group, Inc., a New York corporation, and its successors and permitted assigns.

          "Company Contracts" has the meaning set forth in Section 4.16.

          "Company SEC Documents" has the meaning set forth in Section 4.10.

          "Control Person" means any Person who controls or is controlled (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) by a referenced Person.

          "Delaware Reincorporation" has the meaning set forth in Section 2.9.

          "Derivative Securities" means any securities that are convertible into or exchangeable for Capital Shares or any warrants, options or other rights to subscribe for or purchase Capital Shares or any such convertible or exchangeable securities.

          "Dispute Notice" has the meaning set out in Section 2.6(b).

          "$" means United States denominated dollars.

          "Earnout," "Earnout Payments" and "Earnout Shares" have the respective meanings set forth in Section 2.4(a).

          "EDGAR" means the SEC's electronic data gathering and retrieval system.

          "Encumbrances" has the meaning set forth in Section 3.20.

          "Exchange Act" means the United States Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

          "Exchangeco" means JKC Alberta Ltd., an Alberta corporation wholly-owned by the Company, and its successors and permitted assigns.

          "Exchangeable Shares" means the non-voting exchangeable preference shares in the capital of Exchangeco having the rights, privileges and conditions set forth in Exhibit A.

          "GAAP" means accounting principles generally accepted in the United States of America, consistently applied (except as reflected in the notes to the applicable financial statements).

          "Governmental Entity" means any federal, state, local or foreign governmental board, body, commission, authority, agency, court or other administrative, judicial or legislative body.

          "Intellectual Property Rights" means all legal, equitable or moral intellectual property or proprietary rights or benefits, including copyrights and materials in any media for which copyrights are held or asserted, moral rights, trademarks, patent rights (including patent applications and disclosures), rights of priority, mask and derivative work rights, know how and trade secret rights.

          "JKC Common Stock" means the Company's common stock, par value $.01 per share, now or hereafter Outstanding, or any Capital Shares or other securities of the Company issuable in exchange, conversion or substitution therefor.

          "JKC Note" means an unsecured three-year term promissory note of the Company in the principal amount of $3,000,000, bearing interest at the rate of 5% per annum, in the form of Exhibit B.

          "JKC Representatives" has the meaning set forth in Section 5.1.

          "JKC Share Election" has the meaning set forth in Section 2.3.

          "JKC Shares" has the meaning set forth in Section 2.3.

          "JKC Financial Statements" means (a) the audited balance sheets of the Company as of December 31, 2001 and 2000 and related audited statements of operations, comprehensive income, shareholders' equity and cash flows for each of the fiscal years ended December 31, 2001, 2000 and 1999 (the "Audited JKC Financial Statements"), accompanied by a report of independent auditors to the effect that the Audited JKC Financial Statements present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the fiscal years ended December 31, 2001, 2000 and 1999 in conformity with GAAP and (b) an unaudited consolidated balance sheet of the Company as of March 31, 2002 (the "JKC Balance Sheet") and related statements of operations, comprehensive income and cash flows for the three months ended March 31, 2002 and 2001.

          "Indemnified Party" means a Person claiming indemnification under Section 11.

          "Indemnifying Party" means a Party against which a claim for indemnification is asserted under Section 11.

          "Knowledge" or "Known to" means, with respect to any matter in question bearing on a referenced Person, that an executive officer of that Person (a) has actual knowledge of the facts pertaining to that matter or (b) could be expected to discover or otherwise become aware of those facts in the course of conducting a reasonably comprehensive investigation concerning the existence that matter. For purposes of this Agreement Michael Lobsinger, Dale Kearns and Neil Frizzell are the executive officers of Zi responsible for Knowledge of matters bearing on Zi and Lantern Group Members, and Richard Siskind, is the executive officer of the Company responsible for Knowledge of matters bearing on the Company and Exchangeco.

          "Lantern" means Magic Lantern Communications Ltd., a Canadian corporation.

          "Lantern Contracts" has the meaning set forth in Section 3.17.

          "Lantern EBITDA" means the consolidated earnings of the Lantern Group before interest, taxes, depreciation and amortization ("EBITDA") of the Lantern Group for the Performance Period, adjusted to eliminate (a) any intercompany charges incurred after Closing for overhead of the Company, (b) any expenses directly attributable to the preparation of this Agreement and the consummation of the transactions contemplated hereby and (c) any extraordinary expenses of the Lantern Group incurred after Closing that are outside the ordinary course of its business and inconsistent with its past practices.

          "Lantern Financial Statements" means (a) the audited consolidated balance sheets of the Lantern Group as of August 31, 2001 and 2000 and related consolidated statements of operations, comprehensive income, shareholders' equity and cash flows for each of the fiscal years ended August 31, 2001, 2000 and 1999 (the "Audited Lantern Financial Statements"), accompanied by a report of independent auditors to the effect that the Audited Lantern Financial Statements present fairly, in all material respects, the consolidated financial position of the Lantern Group at August 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the fiscal years ended August 31, 2001, 2000 and 1999 in conformity with GAAP, (b) an unaudited consolidated balance sheet of the Lantern Group as of November 30, 2001 and related unaudited consolidated statements of operations, comprehensive income, shareholders' equity and cash flows for the twelve months year ended November 30, 2001, (c) an unaudited consolidated balance sheet of the Lantern Group as of February 28, 2002 and related unaudited consolidated statement of operations for the three months ended February 28, 2002 and (d) an unaudited consolidated balance sheet of the Lantern Group as of March 31, 2002 (the "Lantern Balance

  Sheet") and related statements of operations, comprehensive income and cash flows for the seven months ended March 31, 2002 and 2001.

          "Lantern Group" means MagicVision, Lantern, TutorBuddy and Sonoptic, collectively, and "Lantern Group Member" means each of MagicVision, Lantern, TutorBuddy and Sonoptic, individually.

          "Lantern Option Plan" means the Company's 2002 Stock Option Plan in the form of Exhibit C, providing for the Company's issuance at the Closing of Lantern Options in accordance with Section 9.8.

          "Lantern Options" means stock options issued or issuable under the Lantern Option Plan.

          "Lantern Property Rights" has the meaning set forth in Section 3.15.

          "Lantern Q-2 Income Statement" has the meaning set forth in Section 5.4.

          "Lantern Revenues" means the consolidated gross revenues of the Lantern Group, determined in accordance with GAAP.

          "Liabilities" means judgments, penalties (including excise and similar taxes), fines and amounts paid in settlement, including in each case any interest assessments or other charges payable in connection therewith.

          "Litigation Expenses" means reasonable expenses incurred in connection with a Proceeding, including attorneys' fees, retainers and disbursements, court costs, experts' fees, travel expenses and printing costs.

          "LOI" means the letter dated June 5, 2002 from the Company to Zi relating to the transactions contemplated by this Agreement.

          "MagicVision" means MagicVision Media Inc., an Ontario corporation, and its successors and permitted assigns.

          "MagicVision Common Stock" means MagicVision's common stock, without par value, now or hereafter Outstanding, or any Capital Shares or other securities of MagicVision issuable in exchange, conversion or substitution therefor.

          "MagicVision Shares" means all of the Outstanding Capital Shares of MagicVision.

          "Management Realignment" has the meaning set forth in Section 9.7.

          "Material Adverse Effect" means any material and adverse effect on the business, operations, properties, prospects or financial condition of a referenced Person, including (a) initiation or public announcement of a tender or exchange offer for 50% or more of the Outstanding Capital Shares of the Company (b) initiation or public announcement of a transaction that will result in a change of control of any Control Person of the Company, (c) commencement of proceedings for delisting the JKC Common Stock on its Principal Market, (d) institution of a Proceeding against a Party or Lantern Group Member before any Governmental Entity seeking damages in excess of $100,000 or remedies that could materially adversely affect its operations or (e) initiation of a Material Action by a Party or Lantern Group Member without the consent of the other Party; provided that a Material Adverse Effect shall not include (i) the execution of this Agreement or consummation of the transactions contemplated hereby, (ii) any public announcement thereof or (iii) an adverse effect principally attributable to a material downturn in the economy, the securities markets or the industry in which the referenced Person participates.

          "Material Lantern Actions" and "Material JKC Actions" (collectively, "Material Actions") have the meanings set forth in Section 3.14 and Section 4.12, respectively.

          "Minority Sonoptic Shareholder" means Her Majesty the Queen in right of the Province of New Brunswick as represented by the Minister of Economic Development, Tourism and Culture.

          "Outside Closing Date" means October 2, 2002 or such later date as the Parties may mutually determine.

          "Outstanding" means, at any date as of which the number of issued and outstanding Capital Shares of any class is to be determined, all issued and outstanding Capital Shares of that class then directly or indirectly owned or held by or for the account of any Person other than the issuer thereof. References in this Agreement to Outstanding Capital Shares shall not include treasury shares.

          "Party" means the Company or Zi.

          "Performance Period" means the twelve-month period commencing at the beginning of the first month following the Closing.

          "Person" means an individual, corporation, partnership, association, limited liability company, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          "Principal Market" means the American Stock Exchange, LLC.

          "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative or any appeal therein.

          "Proxy Statement" has the meaning set forth in Section 4.9.

          "Registration Rights Agreement" means the Registration Rights Agreement between the Company and Zi in the form of Exhibit D.

          "Reincorporating Sub" has the meaning set forth in Section 10.2.

          "Report" has the meaning set forth in Section 2.6(b).

          "SEC" means the United States Securities and Exchange Commission.

          "Securities Act" means the United States Securities Act of 1933, as amended, and the regulations promulgated thereunder.

          "Shareholder Approval" has the meaning set forth in Section 4.2.

          "Subsidiaries" means Lantern, TutorBuddy and Sonoptic, collectively.

          "Support Agreement" means the Support Agreement between the Company and Exchangeco in the form of Exhibit E.

          "Termination Notice" has the meaning set forth in Section 12.4.

          "Third Party Proceeding" means any Proceeding first threatened or initiated by a Person other than a Party or derivatively on behalf of a Party after the Closing Date.

          "Transaction Documents" means this Agreement. the JKC Note, the Lantern Option Plan and Lantern Options issued thereunder, the Registration Rights Agreement, the Support Agreement and the Voting and Exchange Trust Agreement.

          "Transfer Agent" means American Stock Transfer & Trust Company, or any successor transfer agent for the JKC Common Stock.

          "Trustee" has the meaning set forth in the Voting and Exchange Trust Agreement.

          "Voting and Exchange Trust Agreement" means the Voting and Exchange Trust Agreement among the Company, Exchangeco and the Trustee in the form of Exhibit F.

          "Zi" means Zi Corporation, an Alberta corporation, and its successors and permitted assigns.

          "Zi Designees" means the three individuals designated in Annex A for appointment as directors of the Company pursuant to the Board Augmentation.

          "Zi Representatives" has the meaning set forth in Section 5.2.

        1.2    Construction. Unless otherwise expressly provided herein, all references to Sections, Schedules, Annexes or Exhibits refer to the corresponding sections, schedules, annex or exhibits to this Agreement. The Schedules, Annex and Exhibits are hereby incorporated in and made a part of this Agreement as if set forth in full herein. All capitalized terms used in the Schedules, Annex and Exhibits and not otherwise defined shall have the respective meanings ascribed to them in this Agreement.

        2.    Terms of the Transaction.

        2.1    Closing Notice.    On the date within two (2) Business Days after delivery to Zi of notice from the Company certifying its satisfaction of the conditions set forth in Section 9, Zi shall deliver a notice to the Company (the "Closing Notice") setting forth a date within two (2) Business Days after the date of the Closing Notice (the "Closing Date") on which the closing of the purchase and sale of the MagicVision Shares hereunder (the "Closing") shall be held.

        2.2    Purchase and Sale of MagicVision Shares.    On the terms and subject to the conditions of this Agreement, at the Closing, Exchangeco shall purchase from Zi, and Zi shall sell, assign, convey and deliver to Exchangeco, all of the MagicVision Shares, free and clear of all liens, claims, charges, restrictions, equities or encumbrances of any kind.

        2.3    Consideration for MagicVision Shares.    In consideration for the MagicVision Shares, at the Closing (a) Exchangeco shall issue and deliver to Zi 29,750,000 Exchangeco Shares, and (b) the Company shall issue and deliver to Zi the JKC Note. The Exchangeco Shares shall be exchangeable for 29,750,000 shares of JKC Common Stock (the "JKC Shares") in accordance with the Voting and Exchange Trust Agreement. Zi shall have the right, upon notice to the Company not less than two Business Dates prior to the Closing Date, to receive the JKC Shares at the Closing, registered in its name, in lieu of the Exchangeco Shares (the "JKC Share Election"). In that event, all references in this Agreement to the Exchangeable Share Provisions, the Support Agreement and the Voting and Exchange Trust Agreement shall be deemed to be deleted, and all undertakings of the Parties in connection therewith shall terminate.

        2.4    Earnout.    (a) If Lantern Revenues for the Performance Period exceed $12,222,500 and Lantern EBITDA for the Performance Period exceeds $3,000,000, Zi shall be entitled to additional consideration equal to fifty (50%) percent of all Lantern Revenues for the Performance Period in excess of $12,222,500 (the "Earnout"), up to a maximum Earnout of $2,930,000, payable partly in cash ("Earnout Payments") and partly in JKC Common Stock, valued for this purpose at $.31 per share ("Earnout Shares"), as follows:

Amount of Earnout	Portion Payable in Earnout Payments	Portion Payable in Earnout Shares
Up to $1,860,000	50%	50%
Excess above $1,860,000	100%	0%

        (b)    All Earnout Shares shall be issuable to Zi within 90 days after the end of the Performance Period. If the Company's cash and cash equivalents, computed in accordance with GAAP, as of the end of the Performance Period exceeds $4,000,000 (the "Cash Balance Test"), all Earnout Payments shall also be due within 90 days after the end of the Performance Period. Otherwise, the Earnout Payments shall be due in four equal quarterly installments payable over a one-year period, commencing 90 days after the Company first meets the Cash Balance Test, as reflected in its interim quarterly and year-end balance sheets. If Earnout Payments are deferred more than one year after the end of the Performance Period, interest thereon shall accrue at the rate of 5% per annum.

        2.5    Claw-Back.    If Lantern Revenues for the Performance Period are less than $5,000,000, the principal amount of the JKC Note shall be reduced, without notice or demand, by an amount equal to the lesser of (a) the amount of the shortfall or (b) $1,000,000.

        2.6    Determination of Performance Targets.    (a) In the event the Company changes its capital structure during the Performance Period in a manner that eliminates the separate corporate existence of the Lantern Group, the Company will continue to account for the Lantern Group's operations separately and shall prepare separate financial statements for those operations in accordance with GAAP as if the separate corporate existence of MagicVision and its Subsidiaries had continued. Zi shall have the right to inspect all books and records pertaining to its entitlement to the Earnout.

        (b)    The Company shall determine the Lantern Revenues and Lantern EBITDA as soon as reasonably practicable after the completion of the Performance Period and shall promptly thereafter deliver to Zi a written report setting forth its computation thereof in accordance with GAAP (the "Report"). Within 30 Business Days following Zi's receipt of the Report, Zi shall notify the Company of any dispute thereof, setting forth in reasonable detail the basis for such dispute (a "Dispute Notice"). If Zi does not deliver a Dispute Notice to the Company within 30 Business Days following its receipt of the Report, it shall be deemed to have accepted the Report, which shall thereafter be final and binding on the Parties.

        (c)    If Zi delivers a Dispute Notice, the Parties shall use their best efforts to reach agreement on the disputed items or amounts to determine the Lantern Revenues and Lantern EBITDA within 30 Business Days following the Company's receipt of a Dispute Notice. If the Parties are unable to reach agreement thereon, they shall promptly thereafter cause a mutually acceptable independent accounting firm (the "Accounting Referee") to promptly review this Agreement and the disputed items or amounts in the Report for the purpose of calculating the Lantern Revenues and Lantern EBITDA, considering only disputed items or. The engagement of the Accounting Referee shall provide for its delivery to the Parties, as promptly as practicable, a long form report setting forth its calculation of Lantern Revenues and Lantern EBITDA, which shall be final and binding on the Parties. All fees and expenses of the Accounting Referee shall be borne (a) by the Company if its computation of Lantern Revenues or Lantern EBITDA exceeds the Company's computation thereof by more than 5% and (b) otherwise by Zi.

        2.7    Closing Mechanics.    At the Closing, (a) Zi shall deliver to Exchangeco (or the Company in the event of a JKC Share Election) certificates representing the MagicVision Shares, duly endorsed for transfer to Exchangeco (or the Company in the event of a JKC Share Election) or accompanied by duly executed stock powers therefor, free and clear of all liens, claims, charges, restrictions, equities or encumbrances of any kind, together with any necessary stock transfer stamps, and (b) the Company shall (i) cause Exchangeco to deliver to Zi a certificate representing the Exchangeco Shares (or deliver to Zi a certificate representing the JKC Shares in the event of a JKC Share Election), registered in the name of Zi and bearing a legend reflecting their restricted status under the Securities Act, and (ii) issue and deliver to Zi the JKC Note, duly executed on behalf of the Company.

        2.8    Other Closing Transactions.    At the Closing, the following transactions shall be consummated and deemed to occur simultaneously with the issuance and sale of the Exchangeable Shares and JKC Note in consideration for the MagicVision Shares.

        (a)    Board Augmentation.    The Board Augmentation shall be implemented in accordance with Section 9.7.

        (b)    Management Realignment.    The Management Realignment shall be implemented in accordance with Section 9.8.

        (c)    Lantern Options.    The Company shall issue the Lantern Options in accordance with Section 9.10.

        (d)    Registration Rights.    The Company and Zi shall enter into the Registration Rights Agreement in accordance with Section 9.11.

        (e)    Support Agreement.    Unless Zi shall have made a JKC Share Election, the Company and Exchangeco shall enter into the Support Agreement in accordance with Section 9.12.

        (f)    Voting and Exchange Trust Agreement.    Unless Zi shall have made a JKC Share Election, the Company, Exchangeco and the Trustee shall enter into the Voting and Exchange Trust Agreement in accordance with Section 9.13.

        2.9    Post Closing Transaction.    As soon as practicable after the Closing, the Company shall reincorporate in the State of Delaware in accordance with Section 10.2 (the "Delaware Reincorporation").

        3.    Representations and Warranties of Zi.    Zi, represents and warrants to the Company as set forth below, subject to the exceptions set forth in the Schedules.

        3.1    Organization of the Company.    Zi and each Lantern Group Member is a corporation duly organized and existing in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate authority to own its properties and to carry on its business as now being conducted. Each Lantern Group Member is duly licensed to do business as an extra provincial corporation and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes licensure necessary, except where failure so qualify would have no Material Adverse Effect on the Lantern Group. Except for the Subsidiaries, MagicVision does not own all or any part of or control, directly or indirectly, any other business, corporation, joint venture, partnership or proprietorship.

        3.2    Authority and Binding Effect.    Zi has the requisite corporate power and authority to enter into this Agreement and to perform its respective obligations hereunder. The execution and delivery of this Agreement, the transfer and sale of the MagicVision Shares to the Company and the consummation by Zi of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and no further consent or authorization is required by the Board or shareholders of Zi or of any Lantern Group Member. This Agreement has been duly executed and delivered by Zi and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights and to other equitable principles of general application. Upon execution and delivery by Zi of the other Transaction Agreements to be executed and delivered by it in accordance herewith, each shall constitute a valid and binding obligation of Zi, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights and to other equitable principles of general application.

        3.3    Capitalization.    On the date hereof, MagicVision's authorized Capital Shares consist solely of an unlimited number of shares of MagicVision Common Stock, of which 3,595 shares are Outstanding. Except as set forth herein or in Schedule 3.3, (a) no Derivative Securities of MagicVision are Outstanding, (b) no Person has any agreement, right or commitment entitling it to acquire Derivative Securities from MagicVision and (c) there are no agreements or other instruments of any kind to which MagicVision or any other Person is a party relating to the voting of the MagicVision Common Stock, other than its Charter and Bylaws, or to the registration of its Capital Shares under the Securities Act. All of the MagicVision Shares have been duly and validly authorized and issued and are fully paid and nonassessable.

        3.4    MagicVision Share Ownership.    Zi has good and marketable title to the MagicVision Shares, free and clear of any liens, claims, encumbrances, security interests, options, charges and restrictions of any kind. Upon delivery to Exchangeco of certificates representing the MagicVision Shares, Exchangeco will acquire good and valid title thereto, free and clear of any liens, claims, encumbrances, security interests, options, charges and restrictions of any kind. Other than this Agreement, the MagicVision Shares are not subject to any agreement, arrangement, commitment or understanding that could impair the Company's or Exchangeco rights thereto, including any restriction relating to the voting, dividend rights or disposition of the MagicVision Shares.

        3.5    Subsidiary Capitalization.    (a) On the date hereof, Lantern's authorized Capital Shares consist solely of an unlimited number of common shares, non-voting Class "A" special shares and voting Class "B" special shares, each without par value, of which 33, 464 common shares, 1,000 Class A special shares and no Class B special shares are Outstanding. Except as set forth herein or in Schedule 3.5,

(i) no Derivative Securities of Lantern are Outstanding, (ii) no Person has any agreement, right or commitment entitling it to acquire Derivative Securities from Lantern and (iii) there are no agreements or other instruments of any kind to which Lantern or any other Person is a party relating to the voting of Lantern's Capital Shares, other than the Charter and Bylaws of Lantern. All of the Outstanding Capital Shares of Lantern have been duly and validly authorized and issued, are fully paid and nonassessable and are owned by MagicVision, free and clear of any liens, claims, encumbrances, security interests, options, charges and restrictions of any kind, including any agreement, arrangement, commitment or understanding that could impair MagicVision's voting, dividend rights or disposition rights thereto.

        (b)    On the date hereof, TutorBuddy's authorized Capital Shares consist solely of an unlimited number of common shares, without par value, of which 120 shares are Outstanding. Except as set forth herein or in Schedule 3.5, (i) no Derivative Securities of TutorBuddy are Outstanding, (ii) no Person has any agreement, right or commitment entitling it to acquire Derivative Securities from TutorBuddy and (iii) there are no agreements or other instruments of any kind to which TutorBuddy or any other Person is a party relating to the voting of TutorBuddy's Capital Shares, other than the Charter and Bylaws of TutorBuddy. All of the Outstanding Capital Shares of TutorBuddy have been duly and validly authorized and issued, are fully paid and nonassessable and are owned by Lantern, free and clear of any liens, claims, encumbrances, security interests, options, charges and restrictions of any kind, including any agreement, arrangement, commitment or understanding that could impair Lantern's voting, dividend rights or disposition rights thereto.

        (c)    On the date hereof, Sonoptic's authorized Capital Shares consist solely of an unlimited number of common shares, without par value, of which 100 shares are Outstanding. The Outstanding Capital Shares of Sonoptic are owned 75% by Lantern and 25% by the Minority Sonoptic Shareholder. Except as set forth herein or in Schedule 3.5, (a) no Derivative Securities of Sonoptic are Outstanding, (b) no Person has any agreement, right or commitment entitling it to acquire Derivative Securities from Sonoptic and (c) there are no agreements or other instruments of any kind to which Sonoptic or, to the Knowledge of Zi with respect to the Minority Sonoptic Shareholder, any other Person is a party relating to the voting of Sonoptic's Capital Shares, other than the Charter and Bylaws of Sonoptic. All of the Outstanding Capital Shares of Sonoptic have been duly and validly authorized and issued, are fully paid and nonassessable.

        3.6    Investment Intent.    Zi is entering into this Agreement for its own account and not with a view to any distribution of the Exchangeable Shares, JKC Shares or any Earnout Shares acquired by it, and it has no present arrangement to sell any of its Exchangeable Shares, JKC Shares or any Earnout Shares to or through any Person, provided that this representation shall not be construed as an undertaking to hold any Exchangeable Shares, JKC Shares or Earnout Shares for any minimum or other specific term, and Zi reserves the right to dispose of its Exchangeable Shares, JKC Shares or Earnout Shares at any time in accordance with Applicable Law.

        3.7    Sophistication.    Zi is a sophisticated investor, as described in Rule 506(b)(2)(ii) under the Securities Act, and an accredited investor, as defined in Rule 501 of the Securities Act, and has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Exchangeable Shares and JKC Common Stock. Zi acknowledges that an investment in the Exchangeable Shares and JKC Common Stock is speculative and involves a high degree of risk.

        3.8    Access to Information.    Zi has received or had access, through Zi Representatives, to all documents, records and other information pertaining to its investment in the Exchangeable Shares and JKC Common Stock that it has requested, including documents filed by the Company under the Exchange Act, and has been given the opportunity, directly or through Zi Representatives, to meet or have telephonic discussions with representatives of the Company, to ask questions of them, to receive answers concerning the terms and conditions of this investment and to obtain information that the

Company possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of the information provided to Zi or Zi Representatives.

        3.9    Manner of Sale.    At no time was Zi presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general solicitation or advertising relating to the Company or any investment in the Exchangeable Shares or the JKC Common Stock.

        3.10    No Conflicts.    The execution, delivery and performance of this Agreement by Zi and the consummation by the Zi of the transactions contemplated hereby, including the sale and assignment of the MagicVision Shares, do not and will not (a) result in a violation of the Charter or Bylaws of Zi, (b) conflict with or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture, instrument or "lock-up" arrangement or similar provision of any underwriting or similar agreement to which Zi is a party, or (c) result in a violation of any Applicable Law, nor is any Lantern Group Member or the conduct of its business otherwise in violation of, conflict with or default under any of the foregoing, except for any violations, conflicts, defaults or rights of termination, amendment, acceleration or cancellation that would, individually or in the aggregate, have no Material Adverse Effect on the Lantern Group.

        3.11    Consents.    Except as set forth on Schedule 3.11, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions provided for herein (a) requires Zi or any Lantern Group Member to obtain or make any consent, authorization, approval, registration or filing under any Lantern Contract or any Applicable Law, judgment or decree, (b) will cause any acceleration of maturity of any note, instrument or other obligation to which any Lantern Group Member or Zi is a party or by which any of them is bound or with respect to which any of them is an obligor or guarantor or (c) will result in the creation or imposition of any lien, claim, charge, restriction, equity or encumbrance of any kind whatever upon or give to any other Person any interest or right (including any right of termination or cancellation) in or with respect to any Lantern Contract or the properties, assets or operations of the Lantern Group. Schedule 3.11 indicates, with respect to each consent listed thereon, whether it has been obtained as of the date hereof and, if not, when Zi reasonably expects it to be obtained.

        3.12    Financial Statements.    The Lantern Financial Statements (a) comply as to form in all material respects with applicable accounting requirements and published rules and regulations of the SEC with respect thereto, (b) were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted for use on Form 10-Q) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (c) fairly present the consolidated financial position of MagicVision and its Subsidiaries as of the dates thereof and their consolidated results of operations for the periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments).

        3.13    No Undisclosed Liabilities.    The Lantern Group Members have no material liabilities or obligations not reflected in the Lantern Financial Statements, other than those incurred in the ordinary course of their business since the date of the most recent Lantern Financial Statements and which, individually or in the aggregate, do not or would not have a Material Adverse Effect on the Lantern Group.

        3.14    No Material Adverse Change.    Since the date of the most recent Lantern Financial Statements, no event or condition has occurred that could have a Material Adverse Effect on the Lantern Group. Except as set forth in Schedule 3.14, since the date of the most recent Lantern Financial Statements, the Lantern Group Members have not (a) issued or repurchased any Capital Shares, issued any Derivative Securities or declared, set aside or paid any dividend or distribution on Outstanding Capital Shares, (b) incurred any obligation (absolute or contingent) except current liabilities incurred in the ordinary course of business and obligations under the contracts in effect as of that date, (c) mortgaged, pledged or knowingly subjected to lien, charge or any other encumbrance, any of their assets, tangible or intangible, (d) sold or transferred any of their tangible or intangible assets, except to fund accounts payable and otherwise in the ordinary course of business, (e) canceled any material debts or claims or waived any material right, (f) paid or discharged any liabilities of any other Person, (g) sold, assigned or transferred any trademarks, trade names, copyrights, licenses, royalty agreements, proprietary registrations, know-how, trade secrets or other intangible assets, or granted any licenses with respect to any of the foregoing, (h) suffered or incurred any extraordinary expenses or losses, (i) paid or discharged any material obligation or liability, absolute or contingent, other than current liabilities incurred since March 31, 2002 in the ordinary course of business, (k) made any material change in the individual or aggregate compensation in any form payable to any of their employees, directors or consultants, (l) entered into any material transaction of any kind except in the ordinary course of business, or entered into any transaction or agreement whatsoever with a Control Person of any Lantern Group Member, (m) made any material changes in their accounting principles or methods, or (n) agreed in writing or orally to take any of the actions covered by this Section 3.14 (collectively, "Material Lantern Actions").

        3.15    Intellectual Property Rights.    Schedule 3.15 sets forth a list and description of all Intellectual Property Rights owned or licensed by each Lantern Group Member, used by any Lantern Group Member prior to the date hereof or necessary for the conduct of the Lantern Group's business as presently conducted ("Lantern Property Rights"). All of the Lantern Property Rights are valid and enforceable against third parties. After the Closing Date, the Lantern Group Members will continue to have the right to use all Lantern Property Rights for the conduct of the Lantern Group's business in the same manner, media, fields of use and territories as presently utilized. Except as set forth on Schedule 3.15, the Lantern Group Member own, are licensed to use or otherwise will have the right to use all of the Lantern Property Rights in the ordinary course after the Closing Date. Except as indicated on Schedule 3.15, the specified Lantern Group Member owns its Lantern Property Rights outright or is licensed to use them on an exclusive basis, in each case free and clear of all liens and encumbrances, and no other Intellectual Property Rights are necessary for the conduct of the Lantern Group's business as currently conducted. To the Knowledge of Zi, the conduct of the Lantern Group's business as presently conducted and the use of its Lantern Property Rights and other assets following the Closing Date does not and will not infringe on the Intellectual Property Rights of any other Person. There are no pending or, to the Knowledge of Zi, threatened infringement claims against any Lantern Group Member.

        3.16    Contracts.    Except as set forth on Schedule 3.16, neither MagicVision nor any Subsidiary is a party to or is bound by any:

        (a)    employment or consulting agreement or arrangement that has an aggregate future liability in excess of $75,000 and is not terminable by the applicable Lantern Group Member by notice of not more than three months for a cost of less than $75,000;

        (b)    employee collective bargaining contract with any labor union;

        (c)    covenant not to compete or other covenant restricting the operations of a Lantern Group Member;

        (d)    agreement or arrangement with any current or former officer, director or employee of a Lantern Group Member or any Affiliate of Zi, other than employment agreements covered by Section 3.16(a);

        (e)    agreement or arrangement designed to shift risk relating to currency, interest rate or other price fluctuations involving notional amounts in excess of $50,000;

        (f)    lease or similar agreement with any Person under which (i) a Lantern Group Member is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person or (ii) a Lantern Group Member is a lessor or sublessor of, or makes available for use by any Person, any tangible personal property owned or leased by the Lantern Group Member, in each case which has an aggregate future liability or receivable, as the case may be, in excess of $75,000 and is not terminable at the Lantern Group Member's election on less than three months' notice for a cost of less than $75,000;

        (g)    agreement or arrangement for the future purchase or receipt of materials, supplies, equipment or services, which has an aggregate future liability to any Lantern Group Member in excess of $75,000 and is not terminable at the Lantern Group Member's election on less than three months' notice for a cost of less than $75,000;

        (h)    material license, option or other agreement or arrangement relating in whole or in part to the Lantern Property Rights listed on Schedule 3.15;

        (i)    agreement, instrument or arrangement under which a Lantern Group Member has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any Person, which individually is in excess of $75,000;

        (j)    agreement, instrument or arrangement under which (i) any Person has directly or indirectly guaranteed indebtedness, liabilities or obligations of a Lantern Group Member or (ii) a Lantern Group Member has directly or indirectly guaranteed indebtedness, liabilities or obligations of any Person (in each case other than endorsements for the purpose of collection in the ordinary course of business), which individually is in excess of $75,000;

        (k)    agreement, instrument or arrangement under which a Lantern Group Member has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person, including another Lantern Group Member, which individually is in excess of $75,000;

        (l)    agreement, instrument or arrangement providing for indemnification of any Person against claims or liabilities relating to any current or former business of a Lantern Group Member or any predecessor of a Lantern Group Member; or

        (m)    other agreement, instrument or arrangement to which a Lantern Group Member is a party or by or to which it or any of its assets or business is bound or subject, having an aggregate future liability to any Person in excess of $75,000 and is not terminable at the Lantern Group Member's election upon less than three months' notice for a cost of less than $75,000.

        3.17    Enforceability of Lantern Contracts.    Except as set forth on Schedule 3.17, (a) all agreements, instruments and arrangements listed or required to be listed in Schedule 3.16 or any other Schedule contemplated by Section 3 (collectively, the "Lantern Contracts") are valid, binding and in full force and effect and are enforceable by the applicable Lantern Group Member in accordance with its terms, (b) the applicable Lantern Group Member has performed all its material obligations to date under all Lantern Contracts to which it is a party or is otherwise bound or subject, (c) no Lantern Group Member is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect under any Lantern Contracts, (d) no other party to any of the Lantern Contracts has notified any Lantern Group Member of the counterparty's belief that the Lantern Group Member is or is likely to become in breach or default in any material respect thereunder or of the counterparty's intention to accelerate or modify in a manner adverse to the Lantern Group any obligations or rights thereunder and (e) no other party to any of the Lantern Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.

        3.18    Litigation and Other Proceedings.    Except as set forth in Schedule 3.18, there are no Proceedings pending or to the Knowledge of Zi, threatened against any Lantern Group Member that might have a Material Adverse Effect on the Lantern Group, and there are no judgments, orders, writs, injunctions, decrees or awards issued by or requested by any Governmental Entity that might have a Material Adverse Effect on the Lantern Group.

        3.19    Tax and Other Returns and Reports.    Except as disclosed on Schedule 3.19, (a) all federal, state, provincial and local tax returns, reports and statements required to be filed by the Lantern Group Members have been filed with the appropriate Governmental Entities in all jurisdictions in which the returns, reports and statements are required to be filed, and all such returns, reports and statements properly reflect the tax liabilities of the Lantern Group for the periods, properties or events covered thereby, (b) all federal, state, provincial and local taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions have been properly accrued or paid, (c) the Lantern Group Members have not received any notice of assessment or proposed assessment by any taxing authority in connection with any of its tax returns, and there are no pending tax examinations of or tax claims asserted against the Lantern Group Members or any of their assets or properties, (d) there are no tax liens on any of the Lantern Group's assets, and (e) Zi has no Knowledge of any basis for any additional assessment of any taxes on the Lantern Group Members.

        3.20    Title to Assets; Absence of Liens and Encumbrances.    The Lantern Group Members own or have a valid leasehold interest in all their material assets and property reflected in the Lantern Balance Sheet, except assets and property disposed of after March 31, 2002 in the ordinary course of business and consistent with past practice. Except as set forth on Schedule 3.20, none of such assets or properties is subject to any material defects of title, mortgage, pledge, lien, security interest, lease, charge, encumbrance, objection or joint ownership (collectively, "Encumbrances"). Except as set forth on Schedule 3.20, the facilities, machinery, furniture, office and other equipment of the Lantern Group Members that are used in their business are sufficient for the operations of the Lantern Group as currently conducted are in good operating condition and repair, subject only to the ordinary wear and tear. No Lantern Group Member is in material default under Lantern Contracts governing any Encumbrances to which it or its properties and assets are subject.

        3.21    Compliance with Applicable Laws.    Except as set forth on Schedule 3.21, the Lantern Group Members are in compliance in all material respects with all Applicable Laws affecting their business or operations, including those relating to occupational health and safety, and the Lantern Group Members have received no communication during the past two years from a Governmental Entity alleging that any Lantern Group Member has failed to comply in any material respect with any Applicable Laws.

        3.22    Employee and Labor Matters.    The Lantern Group Members have made all payments and performed all material acts, if any, required to be complied with and have complied in all material respects with the provisions of all Applicable Laws affecting employee and labor matters.

        3.23    Benefit Plans.    The Lantern Group Members currently maintain the employee benefit plans described on Schedule 3.23. Each listed plan (a) has been qualified, administered and operated in accordance with Applicable Laws and (b) has received all contributions required to be made thereunder by the Lantern Group Members and any predecessors. For each listed plan, Zi has delivered to the Company copies of (i) the plan document setting forth the terms and conditions of the plan, (ii) any the trust agreement established under the plan, (iii) any investment or insurance contracts under the trust, (iv) the latest determination letter or an opinion from the applicable Governmental Entity about the qualified status of the plan under Applicable Law and (v) any annual reports required by Applicable Law for the last three completed plan years. Any contributions to health plans required to be made by employees of the Lantern Group have been paid in accordance the policies therefor.

        3.24    Insurance.    The Lantern Group Members maintain policies of fire and casualty, liability and other forms of insurance in amounts, with deductibles and against risks and losses that are, in the Zi's judgment, reasonable for the business and assets of the Lantern Group. The insurance policies maintained by the Lantern Group Members are listed on Schedule 3.24. All listed policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancellation or termination has been received thereunder. The activities and operations of the Lantern Group have been conducted in a manner conforming in all material respects to all applicable provisions of the listed insurance policies.

        3.25    Transactions with Affiliates.    Except as set forth on Schedule 3.25, there is no transaction, and no transaction is now proposed, to which any Lantern Group Member was or is to be a party and in which any of its officers, directors or shareholders or any of their Affiliates had or has a direct or indirect material interest.

        3.26    Bank Accounts; Powers of Attorney; etc.    Except as set forth on Schedule 3.26, there are no (a) safe deposit boxes, bank accounts, brokerage accounts or similar arrangements maintained by or for the account of any Lantern Group Member with any bank, financial institution or other Person or (b) any outstanding powers of attorney or other authorizations issued by any Lantern Group Member to Zi, any bank or financial institution or any other Person.

        3.27    Fees.    No Person acting on behalf of Zi or any of its Affiliates is entitled to any fees of any nature directly or indirectly from any Lantern Group Member in connection with any of the transactions contemplated hereby.

        3.28    Disclosure.    No representation or warranty of Zi contained in this Agreement, and no statement contained in any document, certificate or Schedule to this Agreement delivered to the Company in connection herewith by Zi, its Affiliates or any Person acting on its or their behalf contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make those statements not misleading.

        4.    Representations and Warranties of the Company.    The Company represents and warrants to Zi as set forth below, subject to the exceptions set forth in the Schedules.

        4.1    Organization of the Company.    The Company is a corporation duly organized and existing in good standing under the laws of the State of New York and has all requisite corporate authority to own its properties and to carry on its business as now being conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes qualification necessary, except where failure so qualify would have no Material Adverse Effect on the Company. Except for Exchangeco and dormant subsidiaries, the Company does not own all or any part of or control, directly or indirectly, any other business, corporation, joint venture, partnership or proprietorship.

        4.2    Authority and Binding Effect.    The Company and Exchangeco have the requisite corporate power and authority to enter into and perform their obligations under this Agreement and to issue the Exchangeable Shares, the JKC Shares, the JKC Note and any Earnout Shares. The execution and delivery of this Agreement, the issuance of the Exchangeable Shares, the JKC Shares, the JKC Note and any Earnout Shares and the consummation by the Company and Exchangeco of the other transactions contemplated hereby have been duly authorized by all necessary corporate action, and no further consent or authorization is required (a) by their Boards or, except for the matters set forth in Schedule 4.2 requiring shareholder approval (collectively, "Shareholder Approval") or notice to shareholders pursuant to the Proxy Statement, (b) by their shareholders. This Agreement has been duly executed and delivered by the Company and Exchangeco and constitutes their valid and binding obligations, enforceable against them in accordance with their its, subject to applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights and to other equitable principles of general application. Upon execution and delivery by the Company and Exchangeco of the other Transaction Agreements to be executed and delivered by them in accordance herewith, each shall constitute a valid and binding obligation of the Company and Exchangeco, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights and to other equitable principles of general application.

        4.3    Capitalization.    (a) On the date hereof, the Company's authorized Capital Shares consist solely of (i) 100,000,000 shares of JKC Common Stock, of which 36,397,267 shares are Outstanding, and (ii) 1,000,000 shares of preferred stock, $.01 par value, none of which are Outstanding. Except as set forth herein or in Schedule 4.3, (i) no Derivative Securities of the Company are Outstanding, (ii) no Person has any agreement, right or commitment entitling it to acquire Derivative Securities from the Company and (iii) there are no agreements or other instruments of any kind to which the Company or, to its Knowledge, any Person is a party relating to the voting of its Capital Shares, other than its Charter and Bylaws, or to the registration of its Capital Shares under the Securities Act, other than the rights provided in the AOG Agreement and the Registration Rights Agreement. All of the shares of JKC Common Stock that are Outstanding on the date of this Agreement have been duly and validly authorized and issued and are fully paid and nonassessable.

        (b)  On the date hereof, Exchangeco's authorized Capital Shares consist solely of (i) 1,000 common shares, without par value, of which 100 are Outstanding, and (ii) 29,750,000 exchangeable preference shares, without par value, of which none are Outstanding. Except as set forth herein or in Schedule 4.3 (i) no Derivative Securities of Exchangeco are Outstanding, (ii) no Person has any agreement, right or commitment entitling it to acquire Derivative Securities from Exchangeco and (iii) there are no agreements or other instruments or any kind of which Exchangeco or any other Person is a party relating to the voting of its Capital Shares, other than its Charter. All of the Capital Shares of Exchangeco that are Outstanding on the date of this Agreement have been duly and validly authorized and issued and are fully paid and non-assessable.

        4.4    Principal Market for the Common Stock.    As of the date hereof, (a) the JKC Common Stock is registered under Section 12(g) of the Exchange Act and is traded on the Principal Market, (b) the Company is in full compliance with all reporting requirements of the Exchange Act and (c) except as set forth in Schedule 4.4, all requirements for the continued listing of the JKC Common Stock on the

Principal Market are satisfied. The Company meets the requirements for the use of Form S-3 under the Securities Act for the registration thereunder of Capital Shares for the account of the holders thereof pursuant to Rule 415 under the Securities Act.

        4.5    Valid Issuances.    (a) Assuming the accuracy of the representations and warranties of Zi in Section 3, both at the date hereof and at the time of issuance, the issuance and sale of the Exchangeable Shares, JKC Shares and any Earnout Shares will be exempt from registration under the Securities Act in reliance upon Section 4(2) thereof or Regulation D thereunder and, when delivered in accordance with the terms hereof, the Exchangeable Shares, JKC Shares and any Earnout Shares shall be duly and validly issued, fully paid and nonassessable. Neither the issuance and sale of the Exchangeable Shares, JKC Shares or any Earnout Shares pursuant to this Agreement nor the Company's performance of its other obligations hereunder will (i) result in the creation or imposition of any liens, charges, claims or other encumbrances upon the Exchangeable Shares, JKC Shares, any Earnout Shares or any of the assets of the Company or Exchangeco or (ii) entitle the holders of Outstanding JKC Common Stock to preemptive or other rights to subscribe to or acquire additional Capital Shares or other securities of the Company or Exchangeco. Zi will not be subject to personal liability solely by reason of its ownership or possession of the Exchangeable Shares, JKC Shares or any Earnout Shares.

        (b)  When executed and delivered in accordance with the terms hereof, the JKC Note shall be duly and validly issued and shall constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights and to other equitable principles of general application.

        4.6    No General Solicitation or Advertising.    Neither the Company nor any of its Affiliates nor any distributor or any person acting on its or their behalf (a) has conducted or will conduct any general solicitation, as that term is used in Rule 502(c) under the Securities Act, or any general advertising with respect to any of the Exchangeable Shares, JKC Shares or Earnout Shares or (b) made any offers or sales of any security or solicited any offers to buy any security under any circumstances that would require the Company to register the issuance of the Exchangeable Shares, JKC Shares or Earnout Shares under the Securities Act.

        4.7    No Integrated Offering.    Neither the Company or its Affiliates nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, other than pursuant to this Agreement, under circumstances that would require the issuance of the Exchangeable Shares, JKC Shares or any Earnout Shares to be registered under the Securities Act.

        4.8    No Conflicts.    The execution, delivery and performance of this Agreement by the Company and Exchangeco and the consummation by the Company and Exchangeco of the transactions contemplated hereby, including the issuance of the Exchangeable Shares, the JKC Shares, the JKC Note and any Earnout Shares, do not and will not (a) result in a violation of their Charter or Bylaws, (b) conflict with or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture, instrument or "lock-up" arrangement or similar provision of any underwriting or similar agreement to which the Company or Exchangeco is a party, or (c) result in a violation of any Applicable Law, nor is the Company or Exchangeco or the conduct of their business otherwise in violation of, conflict with or default under any of the foregoing, except for any violations, conflicts, defaults or rights of termination, amendment, acceleration or cancellation that would, individually or in the aggregate, have no Material Adverse Effect on the Company.

        4.9    Consents.    Assuming the accuracy of the covenants contained in Sections 3.6 and 3.7 both at the date hereof and on the Closing Date, the Company is not required by Applicable Law to obtain any consent, authorization or order of any Governmental Entity or to make any filing or registration with any Governmental Entity in connection with its execution, delivery or performance of its obligations under this Agreement, other than the filing of (a) any notices that may be required under state securities laws subsequent to the Closing, (b) a proxy statement with the SEC under Section 14(a) of the Exchange Act and Rule 14f-1 thereunder, together with related notices to the Principal Market, in connection with the Board's solicitation of Shareholder Approval and notice of the Board Augmentation (the "Proxy Statement"), and (c) an additional listing application for the JKC Shares and Earnout Shares with the Principal Market.

        4.10    SEC Documents and Financial Statements.    (a) The Company has filed on a timely basis all documents required to be filed by it with the SEC under the Exchange Act since January 1, 1999 (all such documents filed since January 1, 1999 and prior to the date hereof are referred to as the "Company SEC Documents"). Complete and correct copies of the Company SEC Documents have been made available to Zi. As of their respective dates, or if amended as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Exchange Act (including all applicable rules and regulations promulgated by the SEC relating to audit committees), and none of the Company SEC Documents as of the date thereof contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (b)  The JKC Financial Statements (a) comply as to form in all material respects with applicable accounting requirements and published rules and regulations of the SEC with respect thereto, (b) were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted for use on Form 10-Q) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (c) fairly present the consolidated financial position of Company as of the dates thereof and the consolidated results of its operations and its consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments

        4.11    No Undisclosed Liabilities.    The Company has no material liabilities or obligations not reflected in the JKC Financial Statements, other than those incurred in the ordinary course of the Company's business since the date of the most recent JKC Financial Statements and which, individually or in the aggregate, do not or would not have a Material Adverse Effect on the Company.

        4.12    No Material Adverse Change.    Since the date of the most recent JKC Financial Statements, no event or condition has occurred that could have a Material Adverse Effect on the Company. Except as set forth in Schedule 4.12, since the date of the JKC Interim Financial Information, the Company has not (a) issued or repurchased any Capital Shares, issued any Derivative Securities or declared, set aside or paid any dividend or distribution on Outstanding Capital Shares, (b) incurred any obligation (absolute or contingent) except current liabilities incurred in the ordinary course of business and obligations under the contracts in effect as of that date, (c) mortgaged, pledged or knowingly subjected to lien, charge or any other encumbrance, any of its assets, tangible or intangible, (d) sold or transferred any of its tangible or intangible assets, except to fund accounts payable and otherwise in the ordinary course of business, (e) canceled any material debts or claims or waived any material right, (f) paid or discharged any liabilities of any other Person, (g) sold, assigned or transferred any trademarks, trade names, copyrights, licenses, royalty agreements, proprietary registrations, know-how, trade secrets or other intangible assets, or granted any licenses with respect to any of the foregoing, (h) suffered or incurred any extraordinary expenses or losses, (i) paid or discharged any material obligation or liability, absolute or contingent, other than current liabilities incurred since March 31, 2002 in the ordinary course of business, (k) made any material change in the individual or aggregate compensation in any form payable to any of its employees, directors or consultants, (l) entered into any material transaction of any kind except in the ordinary course of business, or entered into any transaction or agreement whatsoever with a Control Person of the Company, (m) made any material changes in its accounting principles or methods or (n) agreed in writing or, to the best knowledge of the Company, orally to take any of the actions covered by this Section 4.12 (collectively, "Material JKC Actions").

        4.13    Trademarks, Trade Names and Licenses.    The Company owns the trademarks, trade names and registrations therefor listed in Schedule 4.13. Except as set forth in Schedule 4.13, (a) the Company has not granted licenses or other rights to use its trademarks, trade names or registrations, (b) no other trademarks, trade names or registrations are either owned or licensed by the Company and (c) to the best knowledge of the Company, the operations of the Company do not infringe on the trademarks and trade names of any Person, and no pending or threatened claim has been made to the contrary.

        4.14    Litigation and Other Proceedings.    Except as set forth in Schedule 4.14, there are no Proceedings pending or, to the Company's knowledge, threatened against the Company that might have a Material Adverse Effect on the Company, and there are no judgments, orders, writs, injunctions, decrees or awards issued by or, to the Company's knowledge, requested by any Governmental Entity that might have a Material Adverse Effect on the Company.

        4.15    Contracts.    Except as set forth on Schedule 4.15, the Company is not a party to or is bound by any:

        (a)  employment or consulting agreement or arrangement that has an aggregate future liability in excess of $75,000 and is not terminable by the Company by notice of not more than three months for a cost of less than $75,000;

        (b)  employee collective bargaining contract with any labor union;

        (c)  covenant not to compete or other covenant restricting the operations of the Company;

        (d)  agreement or arrangement with any current or former officer, director or employee of the Company or any Affiliate of the Company, other than employment agreements covered by Section 4.15(a);

        (e)  agreement or arrangement designed to shift risk relating to currency, interest rate or other price fluctuations involving notional amounts in excess of $50,000;

        (f)    lease or similar agreement with any Person under which (i) the Company is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person or (ii) the Company is a lessor or sublessor of, or makes available for use by any Person, any tangible personal property owned or leased by the Company, which has an aggregate future liability or receivable, as the case may be, in excess of $75,000 and is not terminable at the Company's election on less than three months' notice for a cost of less than $75,000;

        (g)  agreement or arrangement for the future purchase or receipt of materials, supplies, equipment or services, which has an aggregate future liability to the Company in excess of $75,000 and is not terminable at the Company's election on less than three months' notice for a cost of less than $75,000;

        (h)  agreement, instrument or arrangement under which the Company has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any Person, which individually is in excess of $75,000;

        (i)    agreement, instrument or arrangement under which (i) any Person has directly or indirectly guaranteed indebtedness, liabilities or obligations of the Company or (ii) the Company has directly or indirectly guaranteed indebtedness, liabilities or obligations of any Person (in each case other than endorsements for the purpose of collection in the ordinary course of business), which individually is in excess of $75,000;

        (j)    agreement, instrument or arrangement under which the Company has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person, which individually is in excess of $75,000;

        (k)  agreement, instrument or arrangement providing for indemnification of any Person against claims or liabilities relating to any current or former business of the Company or any predecessor of the Company; or

        (l)    other agreement, instrument or arrangement to which the Company is a party or by or to which it or any of its assets or business is bound or subject, having an aggregate future liability to any Person in excess of $75,000 and is not terminable at the Company's election upon less than three months' notice for a cost of less than $75,000.

        4.16    Enforceability of the Company Contracts.    Except as set forth on Schedule 4.16, (a) all agreements, instruments and arrangements listed or required to be listed in Schedule 4.15 or any other Schedule contemplated by Section 4 (collectively, the "Company Contracts") are valid, binding and in full force and effect and are enforceable by the Company in accordance with its terms, (b) the Company has performed all its material obligations to date under all Company Contracts to which it is a party or is otherwise bound or subject, (c) the Company is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect under any Company Contracts, (d) no other party to any of the Company Contracts has notified the Company of the counterparty's belief that the Company is or is likely to become in breach or default in any material respect thereunder or of the counterparty's intention to accelerate or modify in a manner adverse to the Company any obligations or rights thereunder and (e) no other party to any of the Company Contacts is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.

        4.17    Tax and Other Returns and Reports.    Except as disclosed on Schedule 4.17, (a) all federal, state and local tax returns, reports and statements required to be filed by the Company have been filed with the appropriate Governmental Entities in all jurisdictions in which the returns, reports and statements are required to be filed, and all such returns, reports and statements properly reflect the tax liabilities of the Company for the periods, properties or events covered thereby, (b) all federal, state and local taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions have been properly accrued or paid, (c) the Company has not received any notice of assessment or proposed assessment by any taxing authority in connection with any of its tax returns, and there are no pending tax examinations of or tax claims asserted against the Company or any of its assets or properties, (d) there are no tax liens on any of the Company's assets, and (e) the Company has no Knowledge of any basis for any additional assessment of any taxes on the Company.

        4.18    Title to Assets; Absence of Liens and Encumbrances.    The Company owns or has a valid leasehold interest in all its material assets and property reflected in the most recent JKC Financial Statements, except assets and property disposed of after March 31, 2002 in the ordinary course of business and consistent with past practice. Except as set forth on Schedule 4.18, none of such assets or properties is subject to any material Encumbrances. Except as set forth on Schedule 4.18, the facilities, machinery, furniture, office and other equipment of the Company that are used in its business are sufficient for the operations of the Company as currently conducted are in good operating condition and repair, subject only to the ordinary wear and tear. The Company is not in material default under Company Contracts governing any Encumbrances to which it or its properties and assets are subject.

        4.19    Compliance with Applicable Laws.    Except as set forth on Schedule 4.19, the Company is in compliance in all material respects with all Applicable Laws affecting its business or operations, including those relating to occupational health and safety, and the Company has received no communication during the past two years from a Governmental Entity alleging that it has failed to comply in any material respect with any Applicable Laws.

        4.20    Employee and Labor Matters.    The Company has made all payments and performed all material acts, if any, required to be complied with and have complied in all material respects with the applicable provisions, if any, of Applicable Laws affecting employee and labor matters.

        4.21    Benefit Plans.    The Company currently maintains the employee benefit plans described on Schedule 4.21. Each listed plan (a) is qualified under the applicable provisions of the Code, (b) has been administered and operated in accordance with the provisions of Applicable Laws and (c) has received all contributions required to be made thereunder by the Company and any predecessors. For each listed plan, the Company has delivered to the Zi copies of (i) the plan document setting forth the terms and conditions of the plan, (ii) any the trust agreement established under the plan, (iii) any investment or insurance contracts under the trust, (iv) the latest determination letter or an opinion from the applicable Governmental Entity about the qualified status of the plan under the Code or other Applicable Law and (v) any annual reports required by Applicable Law for the last three completed plan years. Any contributions to health plans required to be made by employees of the Company have been paid in accordance the policies therefore.

        4.22    Insurance.    The Company maintains policies of fire and casualty, liability and other forms of insurance in amounts, with deductibles and against risks and losses that are, in the Company's judgment, reasonable for the business and assets of the Company. The insurance policies maintained by the Company Parties are listed on Schedule 4.22. All listed policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancellation or termination has been received thereunder. The activities and operations of the Company have been conducted in a manner conforming in all material respects to all applicable provisions of the listed insurance policies.

        4.23    Transactions with Affiliates.    Except as reported in periodic reports or proxy statements filed by the Company under the Exchange Act and as set forth on Schedule 4.23, there is no transaction, and no transaction is now proposed, to which the Company was or is to be a party and in which any of its officers, directors or shareholders or any of their Affiliates had or has a direct or indirect material interest.

        4.24    Fees.    No Person acting on behalf of the Company or any of its Affiliates is entitled to any fees of any nature directly or indirectly from the Company or its Affiliates in connection with any of the transactions contemplated hereby.

        4.25    Disclosure.    No representation or warranty of the Company contained in this Agreement, and no statement contained in any document, certificate or Schedule to this Agreement delivered to Zi in connection herewith by the Company, its Affiliates or any Person acting on its or their behalf contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make those statements not misleading.

        5.    Diligence and Disclosure Matters.

        5.1    Company's Due Diligence Review.    Zi shall cause the Lantern Group to make available for inspection and review by the Company and its advisors and representatives (collectively, "JKC Representatives") copies of all records the Lantern Group reasonably requested by them for conducting their due diligence review in connection with the transactions contemplated by this Agreement.

        5.2    Zi's Due Diligence Review.    The Company shall make available for inspection and review by Zi and its advisors and representatives (collectively, "Zi Representatives") copies of all records of the Company reasonably requested by them for conducting their due diligence review in connection with the transactions contemplated by this Agreement.

        5.3    Supplemental Disclosure.    The Parties acknowledge that they have not yet completed their respective due diligence investigation. Each Party shall promptly advise the other Party in writing of any fact, condition or circumstance discovered in the course of its due diligence investigation from the date hereof to the Closing date that would cause the other Party's representations and warranties herein to become untrue in any material respect. Each Party shall also promptly advise the other Party in writing of any fact, condition or circumstance of which it becomes aware that causes any of its representations or warranties herein to become untrue in any material respect. Each Party shall have the continuing obligation until the Closing to promptly supplement or amend its Schedules to reflect any matter hereafter arising or discovered that, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules, provided that no supplement or amendment to the Schedules delivered after August 13, 2002 shall have any effect for the purpose of determining the satisfaction of the conditions set forth in Section 8 or Section 9.

        5.4    Updated Financials.    As soon a practicable, but not later than August 7, 2002, Zi shall deliver to the Company an unaudited consolidated balance sheet of the Lantern Group as of June 30, 2002 and related statements of operations (the "Lantern Q-2 Income Statement"), comprehensive income and cash flows for the six months ended June 30, 2002 and 2001.

        5.5    Non-Disclosure.    All confidential information received by a Party with respect to the business of the other Party shall be treated in accordance with the restrictions set forth in the LOI.

        5.6    Proxy Statement.    The Company covenants that on the date filed with the SEC and on the date first sent or given to shareholders, the Proxy Statement shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Zi shall provide for use in the Proxy Statement all information about the Lantern Group and their Affiliates reasonably necessary for the Proxy Statement to comply as to form in all material respects with the relevant provisions of the Exchange Act. Zi covenants that on the date the Proxy Statement is filed with the SEC and on the date it is first sent to the Company's shareholders, the information provided in writing by Zi or its Affiliates for use therein shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements related thereto contained in the Proxy Statement, in light of the circumstances in which they were made, not misleading. Zi and its counsel shall be given a reasonable opportunity to review and comment upon the Proxy Statement and all amendments and supplements thereto prior to their filing with the SEC or dissemination to the Company's shareholders. The Company shall provide Zi and its counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Proxy Statement promptly after the receipt thereof.

        5.7    Reasonable Efforts.    Subject to the terms and conditions of this Agreement, each Party shall use all reasonable efforts to cause the Closing to occur by the Outside Closing Date.

        5.8    Further Assurances.    From time to time, as and when requested by a Party, the other Party shall execute and deliver, or cause to be executed and delivered, all documents and instruments and shall take all actions (subject to the other provisions of this Agreement) as the other Party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

        6.    Conduct of Lantern Group Business Pending Closing.    From the date of this Agreement to the Closing, unless otherwise approved in writing by the Company, Zi shall cause the Lantern Group to conduct its business in accordance with the provisions of this Section 6.

        6.1    Corporate Existence.    Each Lantern Group Member shall take all steps necessary to preserve and continue its corporate existence and franchises.

        6.2    Conduct of Operations.    Each Lantern Group Member shall conduct its operations in the ordinary and usual courses of business, as currently conducted, and shall not take or agree to take any Material Lantern Actions except as provided in this Agreement.

        6.3    Preservation of Representations.    The Lantern Group Members shall not take any action that (a) if taken on or before the date hereof, would make any of its representations and warranties in Section 3 untrue or (b) would interfere with its ability to perform its obligations under this Agreement.

        6.4    Procuring Approvals.    Zi shall use its best efforts to cause each Lantern Group Member obtain all licenses, consents or other approvals required to be obtained from any Person in connection with the transactions contemplated by this Agreement.

        6.5    Exclusivity.    Between the date of this Agreement and the earlier to occur of the Closing or the termination of this Agreement in accordance with Section 12, neither Zi nor any Person acting on its behalf shall initiate, encourage, solicit or agree to any offer from any Person other than the Company regarding any merger, sale of securities, sale of assets or similar transaction involving the Lantern Group or any transaction that could be expected to impede, delay, interfere with, prevent or dilute the benefits to the Company of the transactions contemplated hereby, unless (a) the Zi Board determines in good faith based on written advice of its outside legal counsel that the action is necessary for the Board to comply with its fiduciary duties to shareholders under Applicable Law, (b) prior to entering into negotiations, the Zi Board receives from that Person an executed confidentiality agreement with terms no less favorable to the Lantern Group than those contained in the LOI and (c) prior to entering into those negotiations, Zi provides written notice to the Company that includes the terms of the proposal, the identity of the Person making the proposal and the fact that clauses (a) and (b) of this Section 6.5 have been satisfied.

        7.    Conduct of Company Business Pending Closing.    From the date of this Agreement to the Closing, unless otherwise approved in writing by Zi, the Company shall conduct its business in accordance with the provisions of this Section 7.

        7.1    Preservation of Representations.    The Company shall not take any action that (a) if taken on or before the date hereof, would make any of its representations and warranties in Section 4 untrue or (b) would interfere with its ability to perform its obligations under this Agreement.

        7.2    Procuring Approvals.    The Company shall use its best efforts to obtain all licenses, consents or other approvals required to be obtained by it from any Person in connection with the transactions contemplated by this Agreement. As soon as practicable after the date hereof, the Company shall file a preliminary Proxy Statement with the SEC and mail copies of the definitive Proxy Statement to its shareholders.

        7.3    Delivery of Periodic Reports.    The Company shall promptly deliver to Zi, upon release to wire services or filing under EDGAR, copies of all its press releases and Exchange Act filings.

        7.4    Maintenance of Exchange Listing.    The Company will use its best efforts to maintain the listing of the JKC Common Stock with the Principal Market and will file, on time, all reports required to be filed with the Principal Market pursuant to Section 12 of the Exchange Act. The Company will provide Zi with a copy of any correspondence or notice from the American Stock Exchange and any written response thereto promptly after receipt or transmittal.

        8.    Conditions Precedent to the Company's and Exchangeco's Obligations.    The obligations of the Company and Exchangeco hereunder to issue and sell the Exchangeco Shares and JKC Note to Zi at the Closing in consideration for the MagicVision Shares and to consummate the other transactions contemplated by Section 2 are subject to the satisfaction or waiver on or before the Closing Date, of each of the conditions set forth in this Section 8. The Company may not rely on Zi's failure to satisfy any condition set forth in this Section 8 if the failure was caused by its own failure to act in good faith or to use all reasonable efforts to satisfy the conditions set forth in Section 9.

        8.1    Accuracy of Zi's Representation and Warranties.    The representations and warranties of Zi's herein shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date.

        8.2    Performance by Zi.    Zi shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required hereunder to be performed, satisfied or complied with by them at or prior to the Closing Date.

        8.3    No Injunction.    No Applicable Law shall prohibit Zi from consummating the transactions contemplated by this Agreement, and no proceeding for that purpose shall have been commenced.

        8.4    No Adverse Changes.    Since the filing date of the Lantern Balance Sheet, no event or condition shall have occurred that had or would likely have a Material Adverse Effect on the Lantern Group.

        8.5    Consents Obtained.    Zi shall have obtained any written consents of any Person whose consent is required to consummate the transactions contemplated by this Agreement.

        8.6    Section 338 Election.    If requested by the Company, Zi shall have delivered to the Company any documents or instruments required for the Company to file a timely election under Section 338 of the Code with respect to its tax treatment of its acquisition of the Lantern Group.

        8.7    Conversion of Intercompany Indebtedness and Minimum Cash Balances.    Zi shall have (a) converted to equity or caused the conversion to equity of all payables and indebtedness, whether absolute or contingent, of the Lantern Group Members to Zi and its other Affiliates and (b) made any contribution necessary to maintain estimated cash and cash equivalents of $300,000 for the account of the Lantern Group as of the Closing Date. The conversion of any Lantern Group indebtedness to Zi or its other Affiliates shall be evidenced by a release in favor of the Lantern Group Members in form and substance satisfactory to the Company.

        8.8    Officer's Certificate.    The Company shall have received a Compliance Certificate in substantially the form of Exhibit G, executed by the chief executive officer of Zi as at the Closing Date.

        9.    Conditions Precedent to Zi's Obligations.    The obligations of Zi to assign and sell the MagicVision Shares to the Company at the Closing in consideration for the Exchangeable Shares and JKC Note and to consummate the other transactions contemplated by Section 2 are subject to the satisfaction or waiver on or before the Closing Date, of each of the conditions set forth in this Section 9. Zi may not rely on the Company's failure to satisfy any condition set forth in this Section 9 if the failure was caused by their own failure to act in good faith or to use all reasonable efforts to satisfy the conditions set forth in Section 8.

        9.1    Accuracy of the Company's Representation and Warranties.    The representations and warranties of the Company herein shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date.

        9.2    Performance by the Company.    The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required hereunder to be performed, satisfied or complied with by the Company at or prior to the Closing Date.

        9.3    No Injunction.    No Applicable Law shall prohibit the Company from consummating the transactions contemplated by this Agreement, and no proceeding for that purpose shall have been commenced.

        9.4    No Adverse Changes.    Since the date of the JKC Interim Financial Information was filed, no event or condition shall have occurred that had or would likely have a Material Adverse Effect on the Company.

        9.5    No Trading Suspension or Delisting of Common Stock.    The trading of the Common Stock shall not have been suspended by the SEC, and the Common Stock shall not have been delisted from the Principal Market, nor shall the Company have received any letter or notice of any suspension or delisting.

        9.6    Consents Obtained.    The Company shall have obtained (a) any required written consents of any other Person whose consent is required to the transactions contemplated by this Agreement, including Shareholder Approval, and (b) approval from the American Stock Exchange for an additional listing of the JKC Shares and the maximum number of Earnout Shares, subject to official notice of issuance.

        9.7    Board Augmentation.    Zi shall have received a unanimous written consent of all incumbent directors of the Company, executed and effective as of the Closing Date, subject to Closing hereunder, increasing the size of the JKC Board to seven members and appointing Zi Designees as directors of the Company to fill the vacancies created by the increase in the size of the JKC Board.

        9.8    Management Realignment.    Zi shall have received (a) the written resignation of each incumbent officer of the Company other than Richard Siskind, executed and effective as of the Closing Date, subject to Closing hereunder, and (b) a unanimous written consent of all incumbent directors of the Company, executed and effective as of the Closing Date, (i) electing the incumbent officers of the Lantern Group listed in Schedule 9.8 to the respective positions with JKC set forth therein, (ii) adopting the Lantern Option Plan and (iii) granting the Lantern Options in accordance with Section 9.9. The resignations contemplated by clause (a) of this Section 9.8 shall include releases in favor of the Company from all its obligations to the resigning officers other than indemnification in accordance with the Company's Charter and Bylaws.

        9.9    Reincorporation.    The Company shall have obtained Shareholder Approval for the Delaware Reincorporation.

        9.10    Lantern Options.    The Lantern Options shall be issued to the Persons listed in Schedule 9.10 in the amounts set forth therein, evidenced by an option agreement executed by the Company substantially in the form annexed to the Lantern Option Plan.

        9.11    Registration Rights Agreement.    The Company shall have executed and delivered the Registration Rights Agreement.

        9.12    Support Agreement.    Unless Zi shall have made a JKC Share Election, the Company and Exchangeco shall have executed and delivered the Support Agreement.

        9.13    Voting and Exchange Trust Agreement.    Unless Zi shall have made a JKC Share Election, the Company and Exchangeco shall have executed and delivered the Voting and Exchange Trust Agreement to the Trustee.

        9.14    Officer's Certificate.    Zi shall have received a Compliance Certificate in substantially the form of Exhibit H, executed by the chief executive officer of the Company as at the Closing Date.

        10.    Post-Closing Covenants.

        10.1    Conduct of Business.    For a period of at least three years after the Closing Date, provided that is available on commercially reasonable terms, the Company shall maintain the directors and officers liability insurance policy in place on the Closing Date or a replacement policy with equivalent coverage for former officers and shall pay all premiums thereon as they become due. Zi shall not, directly or indirectly through any Affiliates, vote the JKC Shares or any Earnout Shares or take any action as officers or directors of the Company to approve, effect or facilitate any act or omission that would result in a violation of the Company's covenants in this Section 10.1.

        10.2    Delaware Reincorporation.    As soon as practicable after the Closing, the Company shall consummate the Delaware Reincorporation by merger into a wholly owned subsidiary to be incorporated in the State of Delaware for that purpose under the name "Magic Lantern Corporation" (the "Reincorporating Sub"). The Reincorporating Sub shall be the surviving corporation in the merger and shall have a Charter and Bylaws at the effective time thereof in the form of Exhibit I and Exhibit J, respectively. The plan of merger and certificates of merger for implementing the Delaware Reincorporation shall provide for each share of JKC Common Stock Outstanding immediately prior to the reincorporating merger to be converted into a whole share of the same class of the Reincorporating Sub, which shall succeed to all of the Company's rights and obligations as of the effective time of the Delaware Reincorporation in accordance with the Delaware General Corporation Law, including its continuing rights and obligations under the Transaction Agreements.

        10.3    Closing Balance Sheet and Financial Condition.    As soon as practicable after the Closing, but not later than 45 days after the Closing Date, Zi will deliver to the Company an unaudited consolidated balance sheet of the Lantern Group as of the date of the Closing (the "Closing Balance Sheet"). The Closing Balance Sheet shall present fairly, in all material respects, the consolidated financial position of the Lantern Group at the date of the Closing Date in conformity with GAAP. In the event that the Closing Balance Sheet reflects (a) any indebtedness to Zi or its Affiliates, whether absolute or contingent, or (b) any shortfall in the Lantern Group's cash and cash equivalents below $300,000, Zi shall take all actions necessary to cancel or cause the cancellation of the indebtedness or to restore the cash shortfall to MLC with ten Business Days after its delivery of the Closing Balance Sheet. Any cancellation of indebtedness required hereunder shall be evidenced by a release in favor of the Lantern Group Members in form and substance satisfactory to the Company.

        10.4    Standstill Obligations.    Zi shall not vote the Exchangeable Shares, JKC Shares or any Earnout Shares or permit the Zi Designees to take any action as directors of the Company to approve a merger of consolidation of the Company with, or a sale of all or substantially all the assets of the Company to any Affiliate of Zi (other than a merger, consolidation or sale that does not increase the percentage ownership of Zi and its Affiliates in the surviving entity) unless (a) the effective consideration per share of JKC Common Stock to be received by other holders of JKC Common Stock in the transaction complies in all material respects with the requirements of any Applicable Law regarding the fairness of transactions between a corporation and any controlling stockholder, and (b) if the transaction is proposed within three years after the Closing, the consideration to be received in the transaction on an equivalent per share basis has a value that is not less than $.31 per share. Notwithstanding the foregoing, this Section 10.3 shall not apply to any transaction that is approved by holders (other than Zi and its Affiliates) of JKC Common Stock representing a majority of the JKC Common Stock (other than shares held by Zi and its Affiliates) voted with respect to the transaction.

        11.    Indemnification.

        11.1    Indemnification by the Company.    The Company shall indemnify and hold harmless Zi and its Affiliates, duly authorized agents and Control Persons from and against any Liabilities and Litigation Expenses incurred by the Indemnified Party in connection with any Proceeding to which the Indemnified Party is, was or at any time becomes a party, arising from the Company's breach of its representations and warranties under this Agreement or its failure to perform any of its covenants contained in this Agreement.

        11.2    Indemnification by Zi.    Zi shall indemnify and hold harmless the Company and its Affiliates, duly authorized agents and Control Persons from and against any Liabilities and Litigation Expenses incurred by the Indemnified Party in connection with any Proceeding to which the Indemnified Party is, was or at any time becomes a party, arising from Zi's breach of its representations and warranties under this Agreement or its failure to perform any of its covenants contained in this Agreement.

        11.3    Notice and Defense of Claim.    The Indemnified Party shall promptly notify the Indemnifying Party in writing of the commencement of any Third Party Proceeding for which indemnification may be claimed hereunder, provided that any failure to so notify the Indemnifying Party shall not relieve it from its obligations under this Section 11. If it receives notice of a Third Party Proceeding from the Indemnified Party, the Indemnifying Party may participate in the Proceeding at its own expense and will be entitled to assume the defense thereof with counsel of its choice unless counsel for the Indemnifying Party reasonably concludes that there would be a conflict of interest between the Indemnifying Party and the Indemnified Party that precludes their joint representation under Applicable Law or ethical canons. If the Indemnifying Party assumes the defense of the Third Party Proceeding, it shall not be liable to the Indemnified Party for any Litigation Expenses subsequently incurred by it in connection with the defense thereof, except to the extent that the Indemnifying Party authorizes the Indemnified Party to engage separate counsel or the Indemnifying Party or its counsel fails to act with reasonable diligence in assuming the defense of the Proceeding, in each of which events all Litigation Expenses thereafter incurred by the Indemnified Party for employing separate counsel shall be subject to indemnification hereunder. In no event shall the Indemnifying Party be obligated for the Litigation Expenses of more than one separate counsel to represent all Indemnified Parties in a particular Third Party Proceeding.

        11.4    Advancement of Expenses.    Upon written request by the Indemnified Party in connection with a Third Party Proceeding, the Indemnifying Party shall promptly advance all Litigation Expenses incurred by or on behalf of the Indemnified Party to the extent authorized under Section 11.3. The request shall contain a reasonably detailed description of the Litigation Expenses or, if available to the Indemnified Party, documentation evidencing the type and amount of the Litigation Expenses. The Indemnified Party's right to advancement of Litigation Expenses shall be conditioned upon its agreement to repay amounts advanced if it is ultimately determined that the Indemnified Party is not entitled to be indemnified for those Litigation Expenses under this Section 11.

        11.5    Remedies of the Indemnified Party.    In the event that (a) advances of Litigation Expenses pursuant to Section 11.4 are not timely made, (b) payment of Liabilities or Litigation Expenses are not timely made after a determination of entitlement to indemnification hereunder or (c) the Indemnified Party otherwise seeks to enforce its rights under this Section 11, the Indemnified Party shall be entitled to a final adjudication of its rights hereunder in any court of competent jurisdiction in the venue specified in Section 10.2 (an "Adjudication"). All Litigation Expenses reasonably incurred by the Indemnified Party in connection with an Adjudication shall be borne by the Indemnifying Party if the Indemnified Party is successful in the Adjudication.

        11.6    Settlement, Compromise and Consent.    Without the prior written consent of the Indemnified Party, the Indemnifying Party shall not settle any Third Party Proceeding, permit a default judgment to be entered therein or consent to the entry of any adverse judgment therein unless the settlement, compromise or consent includes an unconditional release in favor of the Indemnified Party by all claimants from any liability therein. The Indemnifying Party shall not be liable to indemnify the Indemnified Party under this Section 11 for any amounts paid in settlement of a Third Party Proceeding effected without its written consent, which the Indemnifying Party shall not unreasonably withhold or delay.

        11.7    Nonexclusivity.    The rights of the Indemnified Party under this Section 11 shall not be deemed exclusive or in limitation of any other rights to which the Indemnified Party may be entitled under Applicable Law.

        11.8    Other Payments.    The Indemnifying Party shall not be liable to make any payment under this Section 11 to the extent that the Indemnified Party has received payment from a third party of the amounts otherwise payable by the Indemnifying Party hereunder.

        11.9    Subrogation.    The Indemnifying Party shall be subrogated, to the extent of any indemnification payment under this Agreement, to all related rights of recovery of the Indemnified Party, and the Indemnified Party shall take all actions necessary to secure the Indemnifying Party's recovery rights and perfect its ability to enforce those rights.

        12.    Termination.

        12.1    Zi Termination Event.    Provided that Zi has not materially breached any of its representations, warranties, covenants or agreements contained herein, Zi may terminate this Agreement and abandon the transactions contemplated hereby at any time prior to the Closing if the Company shall have failed to satisfy in any material respect any of the conditions set forth in Section 9 or any of those conditions shall have become incapable of fulfillment and shall not have been waived by Zi and the failure or nonfulfillment materially reduces the benefits of the transactions contemplated hereby to Zi.

        12.2    Company Termination Event.    Provided that the Company has not materially breached any of its representations, warranties, covenants or agreements contained herein, it may terminate this Agreement and abandon the transactions contemplated hereby at any time prior to the Closing if Zi shall have failed to satisfy in any material respect any of the conditions set forth in Section 8 or any of those conditions shall have become incapable of fulfillment and shall not have been waived by the Company and the failure or nonfulfillment materially reduces the benefits of the transactions contemplated hereby to the Company.

        12.3    Other Termination Events.    This Agreement may be terminated and the transactions contemplated hereby abandoned by the Parties (i) by mutual agreement, (ii) by either Party prior to August 13, 2002 upon notice to the other Party if its due diligence investigation reveals any fact, condition or circumstance that makes any representation or warranty of the other Party herein untrue in any material respect or that materially reduces the benefits of the transactions contemplated hereby, unless concurrently therewith the other Party undertakes to take corrective action at its expense and satisfies that undertaking within five Business Days or (iii) if the Closing does not occur on or prior to the Outside Closing Date, provided that the Party seeking termination pursuant to this Section 12.3 is not in breach of its or their material representations, warranties, covenants or agreements contained in this Agreement.

        12.4    Notice of Termination.    In the event the Company or Zi seeks to terminate this Agreement pursuant to this Section 12, it shall provide written notice thereof to the other Party, setting forth in reasonable detail the grounds for termination, whereupon the transactions contemplated by this Agreement shall be terminated, without further action by any Party, subject to the provisions of Section 12.5.

        12.5    Effects of Termination.    If this Agreement is terminated and the transactions contemplated hereby are abandoned as provided in this Section 12, this Agreement shall become void and of no further force or effect, except that each Party shall return all documents and other material received from or on behalf of the counter Party in connection with the transactions contemplated hereby, together with all copies thereof, whether so obtained before or after the execution hereof. The restrictions set forth in the LOI regarding disclosure of confidential information shall remain in full force and effect notwithstanding any termination of this Agreement.

        13.    Miscellaneous.

        13.1    Choice of Law; Venue.    This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws. Any action brought by a Party against the counter Party concerning the transactions contemplated by this Agreement may be brought in the state courts of New York or in the federal courts located in New York City, New York. All Parties agree to submit to the jurisdiction of those courts and waive trial by jury. The prevailing Party in any Proceeding between the Parties shall be entitled to recover from the counter Party its reasonable attorneys' fees and disbursements incurred in connection with the Proceeding.

        13.2    Assignment.    Neither this Agreement nor any rights or obligations of a Party hereunder may be assigned by any Party without the prior written consent of the counter Party.

        13.3    Binding Effect.    The terms, conditions and provisions of this Agreement and all rights and obligations of each Party hereunder shall inure to the benefit of and be binding upon that Party and its successors and permitted assigns. Nothing herein expressed or implied shall give or be construed to give to any other Person any legal or equitable rights hereunder.

        13.4    Amendment.    Except as expressly provided in this Agreement, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by all the Party.

        13.5    Notices.    Any notice given under this Agreement shall be made in writing and shall be deemed to have been duly given or made if delivered personally, mailed with postage prepaid by registered or certified mail or sent by courier or facsimile to a Party at its address set forth or provided below. Any notice so sent shall be deemed to have been given or delivered (a) at the time that it is personally delivered, (b) within two business days after the date deposited in the United States mail or one business day after deposit with an overnight courier if sent by mail or courier or (c) when receipt is acknowledged, if sent by facsimile. A Party may change its address by giving notice in writing, stating its new address, to the other Party.

        If to the Zi Group:

    Zi Corporation
    2100, 840 - 7th Avenue, S.W.
    Calgary, Alberta
    T2P 3G2

          Attention: Michael Lobsinger, Chairman and Chief Executive Officer

        With a copy to:

    Borden Ladner Gervais LLP
    1000 Counterra Tower
    400 Third Avenue, S.W.
    Calgary, Alberta
    T2P 4H2

          Attention: Derrick R. Armstrong

        If to the Company:

    JKC Group, Inc.
    1385 Broadway—24th Floor
    New York, NY 10018

          Attention: Richard Siskind, President and Chief Executive Officer

        13.6    Fees and Expenses.    Each Party shall pay its own fees and expenses (including legal and accounting expenses) in connection with the transactions contemplated hereby.

        13.7    Publicity.    Except as required by Applicable Law, neither the Company nor Zi shall issue any press release or otherwise make any public statement or announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of Zi, in the case of a statement or announcement by the Company, or the Company, in the case of a statement or announcement by Zi, which shall not be unreasonably withheld, conditioned or delayed in either case.

        13.8    Entire Agreement.    This Agreement, including the Schedules, Annex and Exhibits, together with the confidentiality provisions of the LOI, sets forth the entire agreement and understanding of the Parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations and understandings between or among the Parties, both oral and written, relating to the subject matter hereof.

        13.9    Severability.    In the event any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without that provision, severance of which shall not affect the validity or enforceability of any other provision of this Agreement.

        13.10    Waiver of Provisions.    The waiver of compliance at any time with any of the provisions, terms or conditions contained in this Agreement shall not be considered a waiver of the provision, term or condition itself or of any other provision, term or condition hereof.

        13.11    Captions.    The headings and captions in this Agreement and in the Schedules and Exhibits are for convenience and identification only and are in no way intended to define, limit or expand the scope and intent of this Agreement or any provision hereof.

        13.12    Counterparts.    This Agreement may be executed in separate counterparts that together will constitute one and the same instrument.

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by the undersigned as of the date first set forth above.

JKC GROUP, INC.
By:	/s/ RICHARD SISKIND Richard Siskind President and Chief Executive Officer
JKC ALBERTA LTD.
By:	/s/ RICHARD SISKIND Richard Siskind President and Chief Executive Officer
ZI CORPORATION
By:	/s/ MICHAEL LOBSINGER Name: Michael Lobsinger, Title: President and Chief Executive Officer

ANNEX A

ZI DESIGNEES

Name and Address of Each Zi Designee	Biographical Information for Use by the in the Proxy Statement
Howard Balloch
Howard Balloch has served as a director of Zi and Chairman of its Oztime subsidiary since August 2001. Mr. Balloch was Canada's Ambassador to China for more than five years, retiring from the Canadian Foreign Service in August 2001.
Michael Mackenzie`
Michael R. Mackenzie has served a s a director of Zi since June 2001. Mr. MacKenzie has been the Director General and Managing Partner of Champagne Jacquesson & Fils, Dizy since 1998. He. was the Director of Jefferies Pacific Limited, Hong Kong, from 1994 to 1997 and is the Chairman of Mayfair Cellars Group, London and of Tasmanian Vineyards Pty. Mr. MacKenzie has served as director of three of Zi's Bermuda subsidiaries since July 2000 and as a Director of The Lindsell Train Investment Trust PLC since 2000.
Michael Lobsinger
Michael Lobsinger has been chief executive officer of Zi since 1993 and President of Zi from 1993 to 2000. Mr. Lobsinger has also served as a director of Zi since 1987. Prior to joining Zi, he was engaged in various entrepreneurial ventures in real estate development, mining projects and the oil and gas industry.

[SCHEDULES AND EXHIBITS OMITTED]

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STOCK PURCHASE AGREEMENT
1. Definitions and Construction.
ZI DESIGNEES